Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States 大成Salans FMC SNR Denton McKenna Long dentons.com

December 14, 2018

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

Re:	MYnd Analytics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by MYnd Analytics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 2,500,000 shares of the Company’s common stock, par value $0.001 (the “Agreement Shares”), issued to Aspire Capital Fund, LLC (“Aspire”) pursuant to a common stock purchase agreement dated May 15, 2018 (the “Common Stock Purchase Agreement”) between the Company and Aspire, that may be issued from time to time to Aspire pursuant to the Common Stock Purchase Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended, and its Bylaws, as amended, each as currently in effect, the Common Stock Purchase Agreement, corporate proceedings of the Company supplied to us and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

MYnd Analytics, Inc. December 14, 2018 Page 2	Salans FMC SNR Denton dentons.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that upon issuance and delivery of the Agreement Shares by the Company in accordance with the terms of the Common Stock Purchase Agreement, including, without limitation, the payment in full of the applicable consideration therefor, the Agreement Shares will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the related prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Dentons US LLP
Dentons US LLP